UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2005

PERRY ELLIS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

0-21764	59-1162998
(Commission File Number)	(IRS Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of Principal Executive Offices)	(Zip Code)

(305) 592-2830

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: May 12, 2005	By:	/s/ Rosemary B. Trudeau
Rosemary B. Trudeau
VP Finance

Report of Independent Registered Public Accounting Firm

The Board of Directors

Tropical Sportswear Int’l Corporation

We have audited the accompanying consolidated balance sheets of Tropical Sportswear Int’l Corporation (the “Company”) as of October 2, 2004 and September 27, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended October 2, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tropical Sportswear Int’l Corporation at October 2, 2004 and September 27, 2003, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended October 2, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 16, the Company has filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy code and has sold substantially all of the Company’s assets. As a result, the Company has not complied with certain covenants of existing loan agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management also plans to liquidate all the remaining assets of the Company as further described in Note 16. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tampa, Florida	/s/ Ernst & Young LLP
November 19, 2004, except for Note 16, as to which the date is	Certified Public Accountants

May 9, 2005

TROPICAL SPORTSWEAR INT’L CORPORATION

CONSOLIDATED BALANCE SHEETS

October 2, 2004 and September 27, 2003

(In thousands, except share data)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,148	$4,485
Accounts receivable, net	41,607	64,355
Inventories, net	50,492	73,293
Prepaid expenses and other	12,121	11,001
Assets held for sale	3,685	10,366

Total current assets	112,053	163,500
Property and equipment	54,502	66,115
Less accumulated depreciation and amortization	(31,484)	(34,982)

	23,018	31,133
Other assets	4,268	6,710
Trademarks, net	10,985	12,936

Total assets	$150,324	$214,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,974	$22,679
Accrued expenses and other	13,610	25,843
Revolving credit line	15,752	25,685
Current portion of long-term debt	—	800
Current portion of obligations under capital leases	348	1,164

Total current liabilities	48,684	76,171
Long-term debt (Note 16)	100,000	107,200
Obligations under capital leases	128	572
Deferred income taxes	896	601
Other	5,155	6,984

Total liabilities	154,863	191,528
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $100 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 11,062,414 and 11,055,042 shares issued and outstanding in 2004 and 2003, respectively	111	111
Additional paid in capital	88,589	88,575
Accumulated deficit	(87,126)	(58,617)
Accumulated other comprehensive loss	(6,113)	(7,318)

Total shareholders’ equity (deficit)	(4,539)	22,751

Total liabilities and shareholders’ equity (deficit)	$150,324	$214,279

See accompanying notes to the consolidated financial statements.

TROPICAL SPORTSWEAR INT’L CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Net sales	$310,717	$386,723	$463,877
Cost of goods sold	248,826	345,725	335,470

Gross profit	61,891	40,998	128,407
Selling, general and administrative expenses	66,646	85,369	97,157
Other charges, net	6,929	65,289	16,130

Operating income (loss)	(11,684)	(109,660)	15,120

Other (income) expense:
Interest expense	14,345	12,552	13,349
Interest income	(295)	(333)	(394)
Loss on extinguishment of debt	1,692	—	—
Other, net	282	(395)	(1,002)

	16,024	11,824	11,953

Income (loss) before income taxes and extraordinary item	(27,708)	(121,484)	3,167
Provision for income taxes	801	9,968	1,258

Income (loss) before extraordinary item	(28,509)	(131,452)	1,909
Extraordinary item–gain on negative goodwill	—	—	412

Net income (loss)	$(28,509)	$(131,452)	$2,321

Basic net income (loss) per share:
Income (loss) before extraordinary item	$(2.58)	$(11.90)	$0.22
Extraordinary item	—	—	0.05

Net income (loss) per share	$(2.58)	$(11.90)	$0.27

Diluted net income (loss) per share:
Income (loss) before extraordinary item	$(2.58)	$(11.90)	$0.22
Extraordinary item	—	—	0.04

Net income (loss) per share	$(2.58)	$(11.90)	$0.26

See accompanying notes to the consolidated financial statements.

TROPICAL SPORTSWEAR INT’L CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Total
	Shares	Amount
Balance at September 29, 2001	7,697	$77	$18,851	$70,514	$(3,175)	$86,267
Net income	—	—	—	2,321	—	2,321
Foreign currency translation adjustment, minimum pension liability and other	—	—	—	—	(1,947)	(1,947)

Total comprehensive income	—	—	—	—	—	374
Common stock issuance, net	3,000	30	63,190			63,220
Stock option exercises	343	3	6,508	—	—	6,511

Balance at September 28, 2002	11,040	110	88,549	72,835	(5,122)	156,372

Net loss	—	—	—	(131,452)	—	(131,452)
Foreign currency translation adjustment, minimum pension liability and other	—	—	—	—	(2,196)	(2,196)

Total comprehensive loss	—	—	—	—	—	(133,648)
Stock option exercises/awards	15	1	26	—	—	27

Balance at September 27, 2003	11,055	111	88,575	(58,617)	(7,318)	22,751

Net loss	—	—	—	(28,509)	—	(28,509)
Foreign currency translation adjustment, minimum pension liability and other	—	—	—	—	1,205	1,205

Total comprehensive loss	—	—	—	—	—	(27,304)
Stock option exercises	7	—	14	—	—	14

Balance at October 2, 2004	11,062	$111	$88,589	$(87,126)	$(6,113)	$(4,539)

See accompanying notes to the consolidated financial statements.

TROPICAL SPORTSWEAR INT’L CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Operating activities
Net income (loss)	$(28,509)	$(131,452)	$2,321
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment of property and equipment	3,603	15,513	—
Loss on sale of South Pacific division	3,009	—	—
Impairment of intangibles	1,908	34,241	—
Loss on extinguishment of debt	1,692	—	—
Gain on sale of building	(3,504)	—	—
Gain on disposal of property and equipment	1,035	(282)	(504)
Depreciation and amortization	7,050	6,634	7,318
Provision for allowances and doubtful accounts	(2,016)	1,927	1,129
Provision for excess and slow moving inventory	(7,913)	8,665	(3,593)
Deferred income taxes	(443)	11,640	3,079
Income tax benefit from exercise of stock options	—	—	987
Extraordinary item-gain on negative goodwill	—	—	(412)
Changes in operating assets and liabilities:
Decrease (increase) in assets:
Accounts receivable	23,133	24,727	(5,230)
Inventories	28,011	(7,161)	1,879
Prepaid expenses and other assets	2,878	5,124	6,468
(Decrease) increase in liabilities:
Accounts payable	(3,154)	(17,663)	4,925
Accrued expenses and other	(13,086)	5,667	(617)

Net cash provided by (used in) operating activities	13,694	(42,420)	17,750

Investing activities
Capital expenditures	(3,318)	(16,429)	11,008)
Proceeds from sale of property and equipment	9,617	884	570
Sale (purchase) of marketable securities	—	11,100	(11,100)

Net cash provided by (used in) investing activities	6,299	(4,445)	(21,538)

Financing activities
Proceeds from issuance of long-term debt	2,000	8,000	88
Proceeds from exercise of stock options & awards	14	27	5,524
Proceeds from sale of common stock	—	—	63,220
Principal payments of long-term debt	(12,394)	(7,865)	(7,302)
Principal payments of capital leases	(1,176)	(1,468)	(1,821)
Proceeds from revolving credit line borrowings	288,842	254,000	298,202
Payments of revolving credit line borrowings	(298,775)	(228,316)	(330,332)

Net cash (used in) provided by financing activities	(21,489)	24,379	27,579

Effect of exchange rates on cash and cash equivalents	1,159	(1,313)	2,779

Net increase (decrease) in cash and cash equivalents	(337)	(23,799)	26,570
Cash and cash equivalents at beginning of year	4,485	28,284	1,714

Cash and cash equivalents at end of year	$4,148	$4,485	$28,284

See accompanying notes to the consolidated financial statements.

TROPICAL SPORTSWEAR INT’L CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended October 2, 2004, September 27, 2003, and September 28, 2002

(Tables in thousands, except share and per share amounts)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of Tropical Sportswear Int’l Corporation (the “Company”) that include the accounts of Tropical Sportswear Int’l Corporation and its subsidiaries have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates continuity of operations and realization of assets and liquidation of liabilities in the normal course of business.

On December 16, 2004 (the “Petition Date”), all United States operating subsidiaries of the Company (the “Debtors”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”).

See Note 16 for a discussion of the Company filing a petition for bankruptcy.

Nature of Operations

The Company’s principal line of business is the marketing, design, manufacture and distribution of sportswear, primarily men’s and women’s casual pants and shorts. The principal markets for the Company include major retailers within the United States, United Kingdom and other European countries, Mexico, Canada, Australia, and New Zealand. The Company subcontracts a substantial portion of the assembly of its products with independent manufacturers in the Caribbean Basin and Mexico and, at any point in time, a majority of the Company’s work-in-process inventory is located in those countries.

Accounting Period

The Company operates on a 52/53-week annual accounting period ending on the Saturday nearest September 30th. The fiscal year ended October 2, 2004 contains 53 weeks. The fiscal years ended September 27, 2003, and September 28, 2002 each contain 52 weeks.

Net Income (Loss) Per Share

Basic and diluted net income (loss) per share are computed as follows:

	Fiscal Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Numerator for basic and diluted net income (loss) per share:
Net income (loss)	$(28,509)	$(131,452)	$2,321

Denominator for basic net income (loss) per share:
Weighted average shares of common stock outstanding	11,057,324	11,045,553	8,665,155

Effect of dilutive stock options using the treasury stock method	—	—	192,344

Denominator for diluted net income (loss) per share	11,057,324	11,045,553	8,857,499

Net income (loss) per share:
Basic	$(2.58)	$(11.90)	$0.27

Diluted	$(2.58)	$(11.90)	$0.26

At October 2, 2004, September 27, 2003 and September 28, 2002 there were 1.6 million, 1.5 million and 1.0 million stock options, respectively, excluded from the computation of diluted earnings per share because the effect of their inclusion in the calculation would have been anti-dilutive.

Stock Option Plan Accounting Policy and Pro Forma Information

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock Based Compensation,” (“Statement No. 123”) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2004, 2003 and 2002, respectively: risk-free interest rate of 3.9%, 3.9%, and 3.4%; a dividend yield of 0%, 0% and 0%; volatility factor of the expected market price of the Company’s common stock of 1.25, .83 and .49; and a weighted-average expected life of the option of eight years, eight years, and seven years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information for fiscal 2004, 2003 and 2002 is (in thousands except for net income (loss) per share information):

	1.1.1 Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Net income (loss) as reported	$(28,509)	$(131,452)	$2,321
Estimated fair value of options	(1,528)	(3,168)	(2,728)

Net loss pro forma	$(30,037)	$(134,620)	$(407)

Basic net loss per share as reported	$(2.58)	$(11.90)	$0.27
Basic net loss per share pro forma	$(2.72)	$(12.19)	$(0.05)

Diluted net income (loss) per share as reported	$(2.58)	$(11.90)	$0.26
Diluted net loss per share pro forma	$(2.72)	$(12.19)	$(0.05)

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income for fiscal 2004, composed primarily of a change in the Company’s minimum pension liability of $0.8 million and the adjustment of fair value of a cash flow hedge of $0.4 million, totaled $1.2 million.

Other comprehensive loss for fiscal 2003, composed primarily of foreign currency translations of $0.4 million, the adjustment of fair value of a cash flow hedge of $(0.1) million, and the change in the Company’s minimum pension liability of $1.9 million, totaled $2.2 million.

Other comprehensive loss for fiscal 2002, composed of foreign currency translations of $(0.8) million and the change in the Company’s minimum pension liability of $2.7 million, totaled $1.9 million, (net of income tax benefit of $1.2 million).

Total comprehensive income (loss) amounted to $(27.3) million, $(133.6) million and $0.4 million, for fiscal 2004, 2003 and 2002, respectively.

Revenue Recognition

Based on its terms of F.O.B. shipping point, the Company records sales upon the shipment of finished products to the customer, net of provisions for sales returns and allowances. Revenue is recognized when all of the following exist: persuasive evidence of an arrangement, delivery of the product has occurred, the price is fixed or determinable and payment is reasonably assured.

Foreign Currencies

Foreign entities whose functional currency is the local currency translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the shareholders’ equity section as a component of other comprehensive income (loss).

Advertising and Promotion Costs

Advertising and promotion costs are expensed when the advertising occurs. Advertising and promotion expense was $3.8 million, $4.8 million, and $7.7 million, in fiscal 2004, 2003, and 2002, respectively.

Shipping and Handling Costs

The Company does not typically incur shipping costs to its customers. Inventory handling costs incurred by the Company are included in selling, general and administrative expenses in the accompanying consolidated statements of income, and were less than 1% of net sales in each of the fiscal years presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.

Accounts Receivables

Trade receivables are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. A reserve has been established based on historical experience, in addition to a reserve for specific receivables which may not be fully collectible. Items deemed uncollectible are written off against the reserve for allowances and doubtful accounts. The Company utilizes credit insurance to reduce its exposure to uncollectible accounts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company records provisions for markdowns and losses on excess and slow-moving inventory to the extent the cost of inventory exceeds estimated net realizable value.

Property and Equipment

Property and equipment are stated at cost. The Company primarily uses straight-line depreciation methods over periods that approximate the assets’ estimated useful lives.

Trademarks

Trademarks represent the fair value of the Savane® and Farah® trademarks that were acquired with the acquisition of Savane. The trademarks effectively have an indefinite legal life and their value has been amortized through September 29, 2001, on the straight-line basis over a period of 30 years. Effective September 30, 2001, the Company adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“Statement No. 142”), and no longer amortizes the remaining value of its trademarks, but tests them for impairment on a periodic basis. In connection with the Company’s acquisition of Duck Head Apparel Company, Inc. (“Duck Head”) in August 2001, the fair value of the Duck Head® trademarks was estimated at approximately $13.3 million. The fair value assigned to the Duck Head trademark in the allocation of the purchase price was reduced to zero as a result of non long-lived assets exceeding the price the Company paid for Duck Head®. Effective June 6, 2003, the Company sold the Duck Head® trademarks.

Excess of Cost Over Fair Value of Net Assets of Acquired Subsidiary

Effective September 30, 2001, the Company adopted Statement No. 142, and ceased amortizing the remaining goodwill from the acquisition of Savane. In connection with the Company’s acquisition of Duck Head, the fair value of Duck Head’s non long-lived assets exceeded the price the Company paid, which in accordance with SFAS No. 142, resulted in an extraordinary gain.

Impairment of Trademarks and the Excess of Cost over Fair Value of Net Assets of Acquired Subsidiary

Impairment of intangibles not subject to amortization is tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset, determined through a discounted cash flow valuation method, with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

During the fourth quarter of fiscal 2003, the Company performed its annual test of impairment of its intangibles that included an independent valuation. As a result of this test and the independent valuation, the Company recorded a goodwill impairment charge of $34.2 million in fiscal 2003, resulting in the complete write-off of all goodwill related to the 1998 acquisition of Savane International Corp. This charge was included in other charges in the consolidated statements of operations for fiscal 2003. The Company’s impairment test and independent valuation resulted in no impairment of the value of the Company’s trademarks in fiscal 2003.

During the fourth quarter of fiscal 2004, the Company performed its annual test of impairment of its intangibles that included an independent valuation. As a result of this test and the independent valuation, the Company recorded an impairment charge of approximately $1.9 million related to the value of its trademarks. This charge is included in other charges in the consolidated statement of operations for fiscal 2004.

Impairment of Long-Lived Assets

Impairment losses are recorded on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. When impairment is indicated, a loss is recognized for the excess of the carrying values over the fair values. During the fourth quarter of fiscal 2004, the Company recorded an impairment charge of $.2 million for certain equipment. During the fourth quarter of fiscal 2003, the Company completed construction of a new administration building in Tampa, Florida. Subsequent to its completion, the Company determined that it would not occupy its new administration building, therefore, the building was marketed for sale. The Company recorded a charge of $14.3 million in fiscal 2003 to reduce the carrying amount to its fair value less cost to sell. This charge was included in other charges in the consolidated statements of operations for fiscal 2003.

On October 7, 2004, the Company announced plans to consolidate its Santa Teresa, New Mexico distribution function with its existing distribution operation in Tampa, Florida. In connection with this consolidation the Company recorded a charge of $3.2 million in fiscal 2004 to reduce the carrying value of the machinery and equipment located in Santa Teresa. This charge is included in other charges in the consolidated statements of operations for fiscal 2004.

Assets held for sale as of October 2, 2004 consisted of $3.7 million related to the Company’s cutting facility in Tampa, Florida. Assets held for sale as of September 27, 2003 consisted of $6.8 million related to the new administration building in Tampa and land in El Paso, Texas.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Derivative Accounting

The Company adopted the provisions of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), effective October 1, 2000. Under the terms of Statement No. 133, all derivative instruments are required to be accounted for at fair value and recorded on the consolidated balance sheet. The Company had an interest-rate swap agreement (the “Agreement”) which modified the interest characteristics of a portion of its outstanding debt. The Agreement was designated to hedge the interest payments related to a portion of the principal balance of the Company’s variable rate real estate loan. The Agreement involved the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the Agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates changed was accrued and recognized as an adjustment of interest expense related to the debt. The notional amount of the Agreement was $7.0 million and the Agreement was terminated on September 9, 2003, concurrent with the assignment of the real estate loan to which it was related. The loss on termination of the Agreement was $1.0 million and is being amortized through June 2006, the original maturity date of the real estate loan.

Financial Instruments

The Company’s financial instruments include cash, accounts receivable, accounts payable and accrued expenses, long-term debt and obligations under capital leases and an interest rate swap agreement. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, accounts receivable, accounts payable and accrued expenses: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-term debt and obligations under capital leases: The carrying amount of the Company’s borrowings under its variable rate long-term debt agreements approximate their fair value. The fair value of the Company’s fixed rate long-term debt and obligations under capital leases is estimated using discounted cash flow analyses, based on the estimated current incremental borrowing rate for similar types of borrowing agreements.

Interest-rate swap agreement: The carrying amount was determined using fair value estimates from third parties. This agreement was terminated in September 2003.

The carrying amounts and fair value of the Company’s long-term debt and obligations under capital leases and interest-rate swap agreement are as follows:

	October 2, 2004		September 27, 2003
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value
Long-term debt and obligations under capital leases	$116,228	$122,732	$135,421	$148,709

(1)	See subsequent event discussion of the Company entering Chapter 11 bankruptcy.

Reclassifications

Certain amounts in the fiscal 2003 financial statements have been reclassified to conform to the fiscal 2004 presentation.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pension and Other Postretirement Benefits (“SFAS No. 132”), an amendment of FASB Statements No. 87, 88 and 106”. This statement added certain disclosure requirements for the major categories of plan assets and expected returns, the accumulated pension benefit obligations, the measurement date used, the benefits expected to be paid to plan participants during the next ten years, the employer’s contributions expected to be paid to the plans during the next fiscal year, and interim disclosure of the components of the benefit costs along with any revisions to the contributions expected to be paid to the plans for the current fiscal year. The annual disclosures are effective for the Company’s fiscal 2004 financial statements. SFAS No. 132 requires additional disclosure only and has no effect on the amounts reported in the Company’s consolidated financial statements.

Statement of Cash Flows

Supplemental cash flow information:

	Fiscal Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Cash paid for:
Interest	$15,370	$14,258	$13,320
Income taxes	1,132	1,233	2,766

Capital lease obligations of $0, $0, and $750,000 were incurred when the Company entered into leases for new equipment in the years ended October 2, 2004, September 27, 2003, and September 28, 2002, respectively.

2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	October 2, 2004	September 27, 2003
Receivable from trade accounts	$46,742	$71,531
Reserve for allowances and doubtful accounts	(5,135)	(7,176)

	$41,607	$64,355

During fiscal 2002, pursuant to two separate factoring agreements, the Company factored substantially all of its accounts receivable. The factoring agreements provided that the factor pay the Company an amount equal to the gross amount of its accounts receivable from customers, reduced by certain offsets, including, among other things, discounts, returns and a commission payable by the Company to the factor. During fiscal 2003, the Company discontinued factoring of its receivables, and maintained credit insurance for those accounts that it deemed necessary. Effective in the first quarter of fiscal 2004, the Company now maintains credit insurance for all customer accounts.

3. INVENTORIES

Inventories consist of the following:

	October 2, 2004	September 27, 2003
Raw materials and work in process	$20,575	$13,886
Finished goods	33,959	71,479
Reserve for excess and slow moving inventory	(4,042)	(12,072)

	$50,492	$73,293

4. PROPERTIES AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	October 2, 2004	September 27, 2003	Life (Years)
Land	$2,943	$3,032	—
Land improvements	2,035	2,035	15
Buildings and improvements	22,395	12,688	3 – 50
Machinery and equipment	23,837	43,901	3 – 12
Leasehold improvement	849	3,959	5 – 25
Construction in progress	2,443	500	—

	$54,502	$66,115

During fiscal 2004, 2003 and 2002, the Company capitalized interest cost of $0, $1.0 million and $0, respectively, for buildings and improvements, and machinery and equipment in the process of construction. Total depreciation expense was $5.6 million, $6.6 million, and $7.3 million, for the years ended October 2, 2004, September 27, 2003, and September 28, 2002, respectively.

5. DEBT

Debt consists of the following:

	October 2, 2004	September 27, 2003
Revolving credit line	$15,752	$25,685
Real estate loan	—	8,000
Senior subordinated notes	100,000	100,000

	115,752	133,685
Less current maturities	(15,752)	(26,485)

Long-term debt	$100,000	$107,200

On June 6, 2003, the Company renewed its revolving credit line (the “Facility”). The Facility provided for borrowings of up to $95.0 million, subject to certain borrowing base limitations. Borrowings under the Facility bear variable rates of interest based on LIBOR plus an applicable margin, and were secured by substantially all of the Company’s domestic assets. The Facility was scheduled to mature in June 2006. The Facility contained significant financial and operating covenants if availability under the Facility fell below $20 million. These covenants included a consolidated fixed charge ratio and a ratio of consolidated funded debt to consolidated EBITDA. The Facility also included prohibitions on the Company’s ability to incur certain additional indebtedness or to pay dividends, and restrictions on its ability to make capital expenditures.

On December 15, 2003, the Company paid the semi-annual interest payment of $5.5 million to the holders of its senior subordinated notes. On December 16, 2003, availability under the Facility fell below $20 million, triggering financial covenants which were violated. This caused the Company to be in technical default under the Facility. On January 12, 2004, the Company amended the Facility (the “Amended Facility”) with Fleet Capital, which among other things reduced aggregate borrowings to $70 million. The default under the Facility was waived on January 12, 2004 by the terms of the Amended Facility. Additionally, the Amended Facility contained a $10 million availability reserve base and higher rates of interest than the Facility. The Amended Facility contained monthly financial covenants of minimum EBITDA levels, which began February 2004 and a consolidated fixed charge coverage ratio and consolidated EBIT to consolidated interest expense ratio, which were to begin March 2005. The fiscal minimum EBITDA levels were cumulative month amounts which began in the second quarter of fiscal 2004. The Company was in compliance with the EBITDA covenants during the term of the Amended Facility.

The cross default provision on the Company’s Real Estate Loan was triggered by the default on the Facility. This default was waived on January 12, 2004 concurrent with the loan Facility. On January 12, 2004, the Real Estate Loan was amended (the “Amended Real Estate Loan”) to increase the loan by $2.0 million, to increase the interest rate, and to increase the quarterly interest payments from $200,000 to $250,000.

On June 17, 2004, the Company entered into a new Loan and Security Agreement (the “New Facility”) with The CIT Group (“CIT”) as Agent, and Fleet Capital continuing to participate as a syndicated lender. The New Facility provides for borrowings of up to $60 million, and matures October 31, 2006. The New Facility provides for increased borrowing availability and reduced rates of interest. The amount that can be borrowed at any given time is based upon a formula that takes into account, among other things, eligible accounts receivable and inventory, which can result in borrowing availability of less than the full amount of the New Facility. The New Facility also contains a $6 million availability reserve base. The Company is only subject to financial covenants when availability is below 20% of the New Facility. If availability falls below 20%, the Company has ten business days to bring availability back up above the 20% threshold. If availability does not increase above the 20% threshold within ten business days, the financial covenants include a quarterly minimum EBITDA level beginning with the third quarter of fiscal 2004, and a quarterly fixed charge coverage ratio beginning with the second quarter of fiscal 2005. The New Facility also includes prohibitions on the Company’s ability to incur certain additional indebtedness or to pay dividends, and restrictions on its ability to make capital expenditures.

The outstanding balance on the Amended Real Estate Loan of $5.7 million was assumed by CIT and is a fixed asset portion of the New Facility. The fixed asset portion of the New Facility is reduced by $400,000 beginning on September 1, 2004 and on the first day of each third month thereafter.

The New Facility contains both a subjective acceleration clause and a requirement to maintain a lock-box arrangement, whereby remittances from customers reduce borrowings outstanding under the New Facility. In accordance with Emerging Issues Task Force 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement”, outstanding borrowings under the New Facility are classified as short-term. Outstanding borrowings under the Company’s previous Amended Facility were also classified as short-term.

Borrowings under the New Facility bear variable rates of interest based on LIBOR plus an applicable margin (4.4% at October 2, 2004). The outstanding balance on the New Facility was $15.8 million at October 2, 2004 and availability was $16.9 million (after the $6.0 million reserve base).

The Company has $100 million of senior subordinated notes (the “Notes”) outstanding that were issued through a private placement. The Notes are unsecured but are jointly and severally guaranteed by the Company’s domestic subsidiaries (see Note 15). Under the terms of the indenture governing the Notes, the Company is paying semi-annual interest at the rate of 11% through June 2008, at which time the entire principal amount is due. The net proceeds from the Notes were used to repay a portion of the borrowings outstanding under a bridge loan that was used to finance the purchase of Savane in June 1998.

In addition to the financial covenants discussed above, the New Facility also contains customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events, material judgments, certain ERISA events, a material adverse change, and certain changes of control at the Company. The occurrence of an event of default or a material adverse effect on the Company could result in its inability to obtain further borrowings under the New Facility and could also result in the acceleration of its obligations under any or all of its credit agreements, each of which could materially and adversely affect the business.

See Note 16—Subsequent Events for a discussion of bankruptcy and its impact on existing indebtedness.

In June 2002, the Company completed a secondary public offering of 3.0 million shares of common stock. The Company received net proceeds of approximately $63.2 million, of which approximately $32.0 million was used to repay all outstanding borrowings under the Company’s previous revolving credit facility, to pay down a portion of the Real Estate Loan, and to repay certain capital lease obligations. The remaining $31.2 million was used for the payment of the cash portion of the Project Synergy charges (Restructuring of Savane International Corp. – see Note 9), the construction of an administration facility in Tampa, Florida and for working capital and general corporate purposes.

The scheduled maturities of long-term debt are as follows:

Fiscal Year	Amount
2005	$—
2006	15,752
2007	—
2008	100,000
2009	—
Thereafter	—

Total accrued interest related to debt as of October 2, 2004 and September 27, 2003 was $3.3 million and $3.4 million, respectively.

6. LEASES

The Company leases administrative facilities, production facilities, and certain equipment under non-cancelable leases. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments as of October 2, 2004 are as follows:

Fiscal Year	Operating Leases	Capital Leases
2005	$2,165	$368
2006	1,831	132
2007	1,594	18
2008	1,415	—
2009	1,415	—
Thereafter	2,922	—

Total minimum lease payments	$11,342	518

Less amount representing interest		(42)

Present value of minimum capital lease payments		476
Less current installments		(348)

		$128

The following summarizes the Company’s assets under capital leases:

	October 2, 2004	September 27, 2003
Machinery and equipment	$1,394	$8,939
Accumulated amortization	1,018	5,232

Amortization of assets under capital leases has been included in depreciation. Total rental expense for operating leases for fiscal 2004, 2003, and 2002, was $2.5 million, $4.9 million, and $6.2 million, respectively.

7. INCOME TAXES

Deferred income tax assets and liabilities are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Domestic	$(29,211)	$(120,315)	$2,664
Costa Rica	—	210	198
Australia	(433)	(560)	(1,499)
United Kingdom	2,850	2,838	2,258
Mexico	(1,229)	(1,774)	173
Hong Kong	—	(2,150)	(716)
Other	315	267	89

	$(27,708)	$(121,484)	$3,167

The components of the income tax provision (benefit) are as follows:

	Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Current:
Federal	$—	$(1,968)	$(2,283)
State	(32)	(133)	(267)
Australia	—	—	(449)
United Kingdom	846	907	243
Mexico	293	106	(23)
New Zealand	104	88	30

	1,211	(1,000)	(2,749)

Deferred:
Federal	(410)	10,934	3,974
State	—	(62)	129
Other foreign	—	96	(96)

	(410)	10,968	4,007

	$801	$9,968	$1,258

The reconciliation of income tax expense (benefit) computed at the U.S. Federal statutory tax rate to the Company’s income tax provision is as follows:

	Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Income tax expense (benefit) at Federal statutory rate	$(9,698)	$(42,519)	$1,108
State taxes, net of Federal tax benefit	(828)	(2,663)	(299)
Income tax of foreign subsidiaries	718	1,510	55
Amortization of goodwill	—	10,422	—
Sale of foreign subsidiary	1,161	—	—
Meals and entertainment	44	58	121
Increase in valuation allowance	10,333	40,427	—
Subpart F income	—	—	204
Other	(929)	2,733	69

	$801	$9,968	$1,258

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes. Certain of the Company’s foreign subsidiaries have undistributed accumulated earnings of approximately $17.0 million, as adjusted for U.S. tax purposes at October 2, 2004. No U.S. tax has been provided on the undistributed earnings because the Company intends to indefinitely reinvest such earnings in the foreign operations. The amount of the unrecognized deferred tax liability associated with the undistributed earnings that have not been previously taxed in the U.S. was approximately $3.6 million net of foreign tax credits at October 2, 2004. If earnings are repatriated, foreign tax credits can offset a portion of the U.S. tax on such earnings.

The temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of October 2, 2004 and September 27, 2003 are presented below:

	Year Ended
	October 2, 2004	September 27, 2003
Deferred tax assets:
Accounts receivable	$2,120	$2,943
Inventory	662	4,009
U.S. Federal NOL carryforwards	46,521	26,371
U.S. State NOL carryforwards	5,964	4,158
Tax credits	588	588
Depreciation	—	145
Accrued exit costs – U.S.	1,323	2,139
Accrued exit costs – foreign	509	553
Other accrued expenses and reserves – U.S.	4,384	11,526

Total deferred tax assets	62,071	52,432

Deferred tax liabilities:
Depreciation	(1,871)	—
Trademarks	(3,904)	(5,003)
Other items	(3,274)	(4,463)

Total deferred tax liabilities	(9,049)	(9,466)

Net deferred tax asset	53,022	42,966
Valuation allowance	(54,044)	(44,157)

Deferred tax asset (liability), net of valuation allowance	$(1,022)	$(1,191)

Classified as follows:
Current asset	$—	$45
Non-current asset	—	140
Current liability	(126)	(775)
Non-current liability	(896)	(601)

	$(1,022)	$(1,191)

A valuation allowance to reduce the deferred tax assets reported is required if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For fiscal 2004 and fiscal 2003, management determined that respective valuation allowances of $54.0 and $44.2 million, respectively, were necessary to reduce the deferred tax assets relating to certain federal and state net operating loss carryforwards, foreign tax credit carryforwards and other accruals not expected to result in a future realizable benefit.

For domestic purposes, the Company has Federal net operating loss carryforwards for tax purposes of approximately $132 million, which will expire through 2024. The net operating loss carryforwards will be subject to certain tax law provisions that limit the utilization of net operating losses that were generated in pre-acquisition years and were acquired through changes in ownership. These limitations were considered during management’s evaluation of the need for a valuation allowance. The Company has AMT credit carryforwards of $588,000, which carry forward indefinitely.

8. SALE OF DUCK HEAD® TRADEMARKS

On August 9, 2001, the Company completed the acquisition of 100% of the outstanding stock of Duck Head Apparel Company, Inc. (“Duck Head”). The total purchase price, including cash paid for common stock acquired, cash paid for the fair value of outstanding stock options, and cash paid for fees and expenses, amounted to $17.9 million. Cash acquired totaled $5.5 million. The acquisition of Duck Head was made to expand the Company’s portfolio of brands.

The acquisition was accounted for using the purchase method of accounting and the results of operations for Duck Head have been included in the consolidated statements of income since the acquisition date. The preliminary fair value of identifiable tangible and intangible net assets acquired was $28.2 million. This resulted in an initial excess of the fair value of the net assets acquired over the purchase price of approximately $10.3 million. The Company then reduced the fair value assigned to Duck Head’s long-lived assets, including trademarks and property and equipment from $9.5 million to zero. The remaining $800,000 was recorded as an extraordinary gain in the consolidated statement of income in fiscal 2001. Final adjustments to the purchase price of Duck Head resulted in an additional extraordinary gain, which was recorded in fiscal 2002.

On June 2, 2003, the Company sold its Duck Head® trademarks to Goody’s Family Clothing, Inc. (“Goody’s”) for $4.0 million. The funds from Goody’s were transferred directly to pay down the Company’s revolving credit facility. Under the purchase agreement, the Company continued to sell Duck Head® branded products through the end of fiscal 2003. Goody’s also assumed all licenses associated with the Duck Head® trademarks. In connection with the sale, the Company recorded a net gain of $3.7 million, which is net of expenses related to the sale and a reduction of certain of the remaining assets, including inventory. In connection with the sale of the Duck Head® trademarks, all of the Duck Head® retail outlet stores were closed in September 2003. The cash costs associated with the closure of the retail stores was approximately $0.7 million.

9. RESTRUCTURING OF SAVANE INTERNATIONAL CORP.

The Company has no remaining accrued liabilities related to the 1998 acquisition of Savane International Corp. The activity in the exit accruals related to this acquisition during fiscal 2004, 2003 and 2002 were as follows:

	Year Ended
	October 2, 2004	September 27, 2003	September 28, 2002
Beginning balance	$437	$2,216	$5,150
Cash payments	—	(1,779)	(484)
Non-cash reductions	(437)	—	(2,450)

Ending balance	$—	$437	$2,216

The non-cash reduction in fiscal 2004 was included in other expense in the consolidated statements of operations.

On April 18, 2002, the Company announced a plan to consolidate the administrative, cutting and related functions of the Savane division in El Paso, Texas into the Tampa, Florida facility. The Company completed the physical consolidation in the second fiscal quarter ending March 29, 2003. As part of the consolidation, the Company has vacated its El Paso, Texas administration building and terminated the associated lease obligation, and vacated its El Paso, Texas cutting facility.

As a result of these initiatives (internally referred to as “Project Synergy”), the Company recorded a pre-tax charge totaling approximately $16.1 million in fiscal 2002 for severance ($3.1 million), relocation (recognized as incurred) ($2.5 million), lease terminations ($2.8 million), asset write-downs ($5.7 million) and other related costs ($2.0 million) included in other charges in the accompanying statements of operations. As of October 2, 2004, the Company has approximately $219,000 remaining of the accrual, related to lease termination costs. The activity in the exit accruals related to Project Synergy during fiscal 2004 and 2003 were as follows:

	Year Ended October 2, 2004	Year Ended September 27, 2003
Beginning balance	$2,739	$4,295
Non-cash additions	—	1,986
Non-cash reductions	(645)	(2,490)
Cash payments	(1,875)	(1,052)

Ending balance	$219	$2,739

Fiscal 2003 non-cash additions related primarily to reserves for lease terminations. Fiscal 2003 non-cash reductions primarily related to reserves for severance and other related costs.

The non-cash reduction in fiscal 2004 and 2003 was included in other expense in the consolidated statements of operations.

On October 7, 2004, the Company announced plans to consolidate its Santa Teresa, New Mexico distribution function with its existing distribution operation in Tampa, Florida. The consolidation process was completed at the end of December 2004. The Company is currently in negotiations with the landlord of the New Mexico facility and with union representatives to determine disposition of the New Mexico lease and severance arrangements.

In connection with this consolidation the Company recorded a charge of $3.2 million in fiscal 2004 to reduce the carrying value of the machinery and equipment located in Santa Teresa, New Mexico. This charge is included in other charges in the consolidated statements of operations for 2004.

10. COMMITMENTS AND CONTINGENCIES

In May 2003, the Company transitioned the Victorinox® apparel division to Swiss Army Brands, Inc. (“Swiss Army”). In connection with the transition, Swiss Army disputed certain aspects of the transition agreement and did not pay the Company approximately $4.8 million, which the Company believed was due under the transition agreement. On June 3, 2003, the Company filed a declaratory judgment action against Swiss Army, seeking judicial interpretation of the agreement. The Company and Swiss Army agreed to mediation in an attempt to resolve the issue, which resulted in an impasse. On October 15, 2004 the Company and Swiss Army signed a Settlement Agreement under which Swiss Army paid the Company $3.5 million on November 15, 2004. Cash proceeds from this settlement were used to repay borrowings under the Company’s revolving credit line. In connection with this settlement, the Company recorded a charge of approximately $778,000 to reduce its receivable from Swiss Army. This charge is included in the consolidated statement of operations for fiscal 2004.

Two lawsuits seeking class action status were filed on September 16, 2003 and October 2, 2003, in the U.S. District Court for the Middle District of Florida, Tampa Division (the “District Court”), on behalf of all persons who purchased or otherwise acquired the securities of the Company during the period from April 17, 2002 through January 20, 2003 (the “Class Period”). The lawsuits name the Company and certain current and former officers and directors of the Company as defendants. The lawsuits make a number of allegations against the defendants, including allegations that during the Class Period, the defendants materially misled the investing public by publicly issuing false and misleading statements and omitting to disclose material facts concerning the Company’s operations and performance and the retail market for its goods. On December 15, 2003, the two cases were consolidated whereby one of the cases was administratively closed. On March 1, 2004, a consolidated amended complaint was filed adding additional current company directors as defendants. The consolidated amended complaint also added claims under Section 11 and Section 15 of the Securities Act of 1933, on behalf of all persons who purchased or otherwise acquired the Company’s stock in connection with the Company’s June 2002 secondary offering, as well as all persons who purchased or otherwise acquired the Company’s common stock during the period from June 27, 2001 through January 14, 2004. The claims allege that the prospectus issued in connection with secondary offering contained false and misleading statements, and that the director defendants are responsible therefore, both for having signed the prospectus and as “controlling persons” of the Company. On August 31, 2004, the plaintiffs dismissed all claims against the current company directors with prejudice. On December 16, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, which stayed the lawsuit against the Company. See Note 16 – Subsequent Events, for further information regarding this case.

As of October 2, 2004, the Company had approximately $9.4 million of outstanding trade letters of credit with various expiration dates through March 2005.

On October 30, 2003, a purported shareholder sent to the Company a shareholder derivative demand pursuant to Florida Statute Section 607.07401 demanding, among other things, that the Company institute litigation against current and former officers and directors Michael Kagan, Eloy Vallina-Laguera and William Compton. The demand contends that the Company should attempt to recover from these officers and directors their proceeds of certain stock sales in July 2002. The Company is taking appropriate action in response to the demand.

Other than the items noted above, the Company is subject to various claims and lawsuits arising in the normal course of business. See Note 16 – Subsequent Events.

11. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company has a 401(k) profit sharing plan under which all domestic employees are eligible to participate. Employee contributions are voluntary and subject to Internal Revenue Service limitations. The Company matches, based on annually determined factors, employee contributions provided the employee completes certain levels of service annually and is employed as of December 31 of each plan year. For fiscal 2004, 2003, and 2002, the Company recorded expenses of $232,000, $509,000, and $681,000, respectively, related to the plan.

Certain non-U.S. employees participate in defined contribution plans with varying vesting and contribution provisions. For fiscal 2004, 2003 and 2002, the Company recorded expenses of $256,000, $255,000 and $229,000, respectively, related to these plans.

Defined Benefit Plan

Under the defined benefit plan, which covers certain Savane distribution center associates, the basic monthly pension payable to a participant upon normal retirement equals the product of the participant’s monthly benefit rate times the number of years of credited service. Assets of the defined benefit plan are invested primarily in U.S. government obligations, corporate bonds, and equity securities.

The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments.

The Company’s policy is to fund accrued pension cost when such costs are deductible for tax purposes. Net periodic pension cost for the years ended October 2, 2004 and September 27, 2003, included the following components:

	October 2, 2004	September 27, 2003
Service cost-benefits earned during the period	$31	$38
Interest cost on projected benefit obligation	613	573
Estimated return on plan assets	(494)	(508)
Net amortization and deferral	385	295

Net periodic pension cost	$535	$398

The following table sets forth the funded status of the defined benefit plan:

	October 2, 2004	September 27, 2003
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION:
Accumulated benefit obligation	$10,057	$10,667

Projected benefit obligation	10,057	10,667
Plan assets at market value	6,616	6,267

Funded status	(3,441)	(4,400)
Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(3,441)	$(4,400)
Accumulated other comprehensive expense	5,077	5,885

Net amount recognized	$1,636	$1,485

The following table provides a reconciliation of beginning and ending balances of the benefit obligation of the defined benefit plan:

	October 2, 2004	September 27, 2003
CHANGE IN BENEFIT OBLIGATION:
Projected benefit obligation, beginning of year	$10,667	$8,868
Service cost	31	38
Interest cost	613	573
Benefits paid	(870)	(913)
Actuarial (gain) loss	(384)	2,101

Projected benefit obligation, end of year	$10,057	$10,667

The following table provides a reconciliation of the beginning and ending balances of the fair value of plan assets of the defined benefit plan:

	October 2, 2004	September 27, 2003
CHANGE IN PLAN ASSETS:
Plan assets at fair value, beginning of year	$6,267	$6,358
Actual return on plan assets	532	822
Company contribution	687	—
Benefits paid	(870)	(913)

Plan assets at fair value, end of year	$6,616	$6,267

Plan assets were approximately allocated to 45% equity securities, 47% debt securities, and 8% money market funds in 2004. Plan assets were approximately allocated to 51% equity securities, 47% debt securities, and 2% money market funds in 2003.

In determining the benefit obligations and service cost of the Company’s defined benefit plan, a weighted average discount rate of 5.75% and 6.00% was used for fiscal 2004 and fiscal 2003, respectively, and an expected long-term rate of return on plan assets of 8.00% and 8.50%, respectively was used for fiscal 2004 and fiscal 2003. Measurements are determined as of the plan’s calendar year end.

See Note 16 – Subsequent Events.

12. STOCK OPTION PLANS

The Company has adopted various stock option plans, which combined reserve 3,560,000 shares of the Company’s common stock for future issuance. The per share exercise price of each stock option granted under these plans will be equal to the quoted fair market value of the stock on the date of grant.

A summary of the Company’s stock option activity, and related information follows:

	Fiscal 2004		Fiscal 2003		Fiscal 2002
	Options	Weighted Average Exercise Price Per Share	Options	Weighted Average Exercise Price Per Share	Options	Weighted Average Exercise Price Per Share
Outstanding – beginning of Year	1,555,594	$11.92	1,239,557	$17.98	1,471,996	$16.52
Granted	707,050	1.55	841,909	5.53	279,580	22.89
Exercised	(7,372)	1.53	(1,250)	5.05	(343,120)	16.07
Canceled/expired	(708,831)	11.18	(524,622)	16.01	(168,899)	17.23
Outstanding-end of year	1,546,441	$7.56	1,555,594	$11.92	1,239,557	$17.98

Weighted-average fair value of options granted during the year		$1.27		$4.67		$17.98

The exercise price range of outstanding and exercisable options as of October 2, 2004 follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable Options	Weighted Average Exercise Price
$ 1.08 - $ 1.26	31,050	9.54	$1.72	10,393	$1.17
$ 1.53 - $ 1.53	561,169	9.38	$1.53	239,682	$1.53
$ 2.11 – $ 5.42	465,400	8.54	$5.11	316,254	$5.07
$ 7.11 - $27.75	488,822	5.56	$17.23	460,846	$17.08

$ 1.08 - $27.75	1,546,441	7.92	$7.56	1,027,175	$9.59

The weighted-average remaining contractual life of the outstanding options is eight years. The initial term for options is generally ten years. The vesting period is three years for 604,673 options, two years for 629,518 options, one year for 50,000 options and 262,250 options were immediately vested.

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

	Net Sales	Gross Profit	Net Income (Loss)	Net Income (Loss) Per Share – Basic	Net Income (Loss) Per Share – Diluted
Year Ended October 2, 2004 (a)
First Quarter	$77,327	$11,411	$(10,431)	$(0.94)	$(0.94)
Second Quarter	93,823	22,449	3,969	0.36	0.36
Third Quarter	74,818	15,836	(5,787)	(0.52)	(0.52)
Fourth Quarter	64,749	12,195	(16,260)	(1.47)	(1.47)

Year Ended September 27, 2003 (b)
First Quarter	$99,041	$20,794	$(5,018)	$(0.45)	$(0.45)
Second Quarter	112,725	23,029	638	0.06	0.06
Third Quarter	96,732	9,026	(30,564)	(2.75)	(2.75)
Fourth Quarter	78,225	(11,851)	(96,508)	(8.73)	(8.73)

(a)	Includes the effect of certain pre-tax charges in fiscal 2004.
(b)	Includes the effect of certain pre-tax charges in fiscal 2003.

14. SEGMENT AND GEOGRAPHIC INFORMATION

The Company has one reportable segment, the design, sourcing and marketing of sportswear apparel. The information for this segment is the information used by the Company’s chief operating decision-maker to evaluate operating performance. International sales represented approximately 15.3%, 12.4%, and 10.5% of net sales for fiscal 2004, 2003 and 2002, respectively. Net sales for Europe represented approximately 11.5%, 7.9% and 6.1% in fiscal 2004, 2003, and 2002 respectively. Long-term assets of international operations represented approximately 2.7%, 4.1% and 2.3% of the Company’s long-term assets at October 2, 2004, September 27, 2003 and September 28, 2002, respectively.

In fiscal 2004, Wal-Mart and Sam’s accounted for approximately 25.0% and 18.6%, respectively, of consolidated net sales. In fiscal 2003, Wal-Mart, Sam’s, and Kohl’s accounted for approximately 20.8%, 15.8% and 10.5%, respectively, of consolidated net sales. In fiscal 2002, Wal-Mart, Sam’s and Kohl’s accounted for approximately 14.7%, 13.4% and 9.9%, respectively, of consolidated net sales.

15. SUPPLEMENTAL COMBINED CONDENSED FINANCIAL INFORMATION

The Notes (see Note 5) are jointly and severally guaranteed by the Company’s domestic subsidiaries. The wholly-owned foreign subsidiaries are not guarantors with respect to the Notes and do not have any credit arrangements senior to the Notes except for their local overdraft facility and capital lease obligations.

The following is the supplemental combined condensed statement of operations and cash flows for the three years ended October 2, 2004, and the supplemental combined condensed balance sheets as of October 2, 2004 and September 27, 2003. The only intercompany eliminations are the normal intercompany sales, borrowing and investments in wholly-owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries are not presented because management believes that they are not material to investors.

	Year Ended October 2, 2004
Statements of Operations	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$153,061	$111,243	$46,980	$(567)	$310,717
Gross profit	29,332	15,624	17,229	(294)	61,891
Operating income (loss)	(2,691)	(10,622)	1,629		(11,684)
Interest, income taxes and other, net	7,945	7,512	1,368	—	16,825
Equity in loss of subsidiaries	(17,873)	—	—	17,873	—
Net income (loss)	(28,509)	(18,134)	261	17,873	(28,509)

	Year Ended September 27, 2003
Statements of Operations	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$192,433	$148,393	$48,064	$(2,167)	$386,723
Gross profit	24,373	2,735	14,221	(331)	40,998
Operating income (loss)	(44,154)	(65,671)	165	—	(109,660)
Interest, income taxes and other, net	11,020	8,338	2,434	—	21,792
Equity in loss of subsidiaries	(76,278)	—	—	76,278	—
Net loss	(131,452)	(74,009)	(2,269)	76,278	(131,452)

	Year Ended September 28, 2002
Statements of Operations	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$204,653	$211,519	$48,689	$(984)	$463,877
Gross profit	50,525	61,414	16,468	—	128,407
Operating income (loss)	18,899	(3,989)	210	—	15,120
Interest, income taxes and other, net	8,065	4,889	(276)	121	12,799
Equity in loss of subsidiaries	(8,392)	—	—	8,392	—
Net income (loss)	2,442	(8,878)	486	8,271	2,321

	October 2, 2004
Balance Sheets	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$194	$330	$3,624	$—	$4,148
Accounts receivable	23,727	13,437	4,443	—	41,607
Inventories	26,656	17,570	6,266	—	50,492
Other current assets	6,459	5,350	3,997	—	15,806

Total current assets	57,036	36,687	18,330	—	112,053
Property and equipment, net	21,795	183	1,040	—	23,018
Other assets	58,841	3,196	(8,840)	(37,944)	15,253

Total assets	$137,672	$40,066	$10,530	$(37,944)	$150,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$26,069	$399	$6,116	—	$32,584
Current portion of long-term debt and capital lease obligations	16,014	86	—	—	16,100

Total current liabilities	42,083	485	6,116	—	48,684
Long-term debt and noncurrent portion of capital lease obligations	100,128	—	—	—	100,128
Other noncurrent liabilities	—	5,155	896	—	6,051
Shareholders’ equity (deficit)	(4,539)	34,426	3,518	(37,944)	(4,539)

Total liabilities and shareholders’ equity	$137,672	$40,066	$10,530	$(37,944)	$150,324

	September 27, 2003
Balance Sheets	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$218	$440	$3,827	$—	$4,485
Accounts receivable	33,740	22,174	8,441	—	64,355
Inventories	31,945	30,818	10,530	—	73,293
Other current assets	13,472	4,903	2,992	—	21,367

Total current assets	79,375	58,335	25,790	—	163,500
Property and equipment, net	23,858	5,318	1,957	—	31,133
Other assets	92,392	6,706	(14,071)	(65,381)	19,646

Total assets	$195,625	$70,359	$13,676	$(65,381)	$214,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$38,036	$5,480	$5,006	—	$48,522
Current portion of revolving credit line, long-term debt and capital lease obligations	26,738	892	19	—	27,649

Total current liabilities	64,774	6,372	5,025	—	76,171
Long-term debt and noncurrent portion of capital lease obligations	107,590	87	95	—	107,772
Other noncurrent liabilities	510	6,968	107	—	7,585
Shareholders’ equity	22,751	56,932	8,449	(65,381)	22,751

Total liabilities and shareholders’ equity	$195,625	$70,359	$13,676	$(65,381)	$214,279

	Year Ended October 2, 2004
Statements of Cash Flows	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$15,412	$(3,653)	$1,935	$—	$13,694
Net cash provided by (used in) investing activities	5,838	722	(261)	—	6,299
Net cash used in financing activities	(20,467)	(978)	(44)	—	(21,489)
Other	(807)	3,799	(1,833)	—	1,159
Net decrease in cash	(24)	(110)	(203)	—	(337)
Cash, beginning of year	218	440	3,827	—	4,485
Cash, end of year	194	330	3,624	—	4,148

	Year Ended September 27, 2003
Statements of Cash Flows	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(45,650)	$3,472	$(242)	$—	$(42,420)
Net cash provided by (used in) investing activities	(4,010)	(497)	62	—	(4,445)
Net cash provided by (used in) financing activities	25,600	2,099	(3,320)	—	24,379
Other	4	(4,801)	3,484	—	(1,313)
Net increase (decrease) in cash	(24,056)	273	(16)	—	(23,799)
Cash and cash equivalents, beginning of year	24,274	167	3,843	—	28,284
Cash, end of year	218	440	3,827	—	4,485

	Year Ended September 28, 2002
Statements of Cash Flows	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$15,424	$282	$2,044	$—	$17,750
Net cash provided by (used in) investing activities	(20,238)	(1,088)	(212)	—	(21,538)
Net cash provided by (used in) financing activities	29,294	(1,418)	(297)	—	27,579
Other	(396)	2,142	1,033	—	2,779
Net increase (decrease) in cash	24,084	(82)	2,568	—	26,570
Cash, beginning of year	190	249	1,275	—	1,714
Cash and cash equivalents, end of year	24,274	167	3,843	—	28,284

16. SUBSEQUENT EVENTS

On October 7, 2004, the Company announced plans to consolidate its Santa Teresa, New Mexico distribution function with its existing distribution operation in Tampa, Florida. The consolidation placed the Company’s distribution in closer proximity to its contractors and its customer base in an effort to improve service and enhance efficiencies. To help ensure a smooth transition out of the Santa Teresa distribution center, and to accommodate for additional capacity requirements in Tampa, the Company has upgraded its distribution center technology and equipment. The consolidation process was completed at the end of December 2004. In connection with the consolidation process, the Company reduced its distribution center personnel by approximately 100 associates.

On November 2004, the Company sold its cutting facility building in Tampa, Florida for net cash proceeds of approximately $4.7 million, which were used to pay down borrowings under the revolving credit line. The Company recorded a gain of approximately $0.8 million in conjunction with the sale.

On December 16, 2004, all United States operating subsidiaries of the Company (the “Debtors”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. On the same day, the Company entered into an Asset Purchase Agreement with Perry Ellis International (“PEI”), pursuant to Section 363 of the United States Bankruptcy Code. Under the Asset Purchase Agreement, PEI agreed to purchase substantially all of the Company’s assets as well as the outstanding capital stock of the Company’s European subsidiary, Farah Manufacturing (U.K.) Limited, and to assume certain operating liabilities. Also on the same day, the Company secured a $50 million Post Petition Loan and Security Agreement (“DIP Credit Facility”) with The CIT Group/Commercial Services, Inc. to be used to finance working capital needs. Existing indebtedness on the New Facility was repaid as collection of accounts receivable were received. The New Facility was fully repaid in January 2005.

As a result of the Chapter 11 filing, the Company did not pay its December 15, 2004 interest payment on its Notes. The Notes are in default.

As discussed in Note 10 – Commitments and Contingencies, the Company is the defendant in a class action lawsuit that was filed in 2003. On January 6, 2005, the plaintiffs dismissed all claims against one of the Company’s officers without prejudice. The motions to dismiss filed by the remaining defendants were denied by the District Court on April 4, 2005. The Company is reviewing these lawsuits with its attorneys and intends to vigorously defend them. Because these cases are in the early stages of litigation, the Company is unable to form a reasonable estimate of potential loss, if any, and have not established any reserves related to these cases.

On February 10, 2005, pursuant to Section 363 of the Bankruptcy Code, the Bankruptcy Court approved the sale of substantially all of the Company’s assets to PEI in accordance with the terms of the Asset Purchase Agreement and the legal name of Tropical Sportswear Int’l Corporation was changed to TSLC I, Inc.

Effective February 26, 2005, the Company and PEI closed the transactions contemplated by the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, PEI purchased substantially all of the Company’s accounts receivable, inventories, trademarks, property and equipment, and certain other assets, including the outstanding capital stock of the Company’s European subsidiary, Farah Manufacturing (U.K.) Limited, and assumed certain of the Company’s operating liabilities associated with the purchased assets, for $88.5 million in cash. The purchase price is subject to adjustment based on a post-closing accounting of the closing date accounts receivable and inventories.

In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, effective February 28, 2005, the DIP Credit Facility was terminated and the Company repaid approximately $15.9 million which represented the total indebtedness owing by the Company under the DIP Credit Facility and the pre-petition Loan, from the proceeds of the purchase price paid by PEI.

On March 17, 2005, the Company filed a Joint Disclosure Statement in Support of Debtors’ Joint Chapter 11 Plan of Liquidation (the “Disclosure Statement”) and a Joint Chapter 11 Plan of Liquidation (the “Plan”). Under the Plan, the remaining assets of the Debtors will be liquidated and the remaining proceeds from the sale will be distributed to its creditors. It is anticipated that no proceeds will be available for distribution to any holders of the Company’s equity securities.

By Order dated April 8, 2005, the Bankruptcy Court approved the Disclosure Statement, as amended on April 7, 2005, and set the hearing on confirmation of the Plan, as amended, for May 18, 2005.

TROPICAL SPORTSWEAR INT’L CORPORATION

(DEBTOR-IN-POSSESSION AS OF DECEMBER 16, 2004)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 1, 2005	October 2, 2004
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,014	$4,148
Accounts receivable, net	38,685	41,607
Inventories, net	48,766	50,492
Prepaid expenses and other current assets	7,351	12,121
Assets held for sale	—	3,685

Total current assets	96,816	112,053

Property and equipment, net	23,535	23,018
Trademarks, net	10,976	10,985
Other assets	3,965	4,268

Total assets	$135,292	$150,324

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$12,001	$32,584
Revolving credit line	9,135	15,752
DIP credit facility	1,687	—
Current portion of capital leases	250	348
Current liabilities subject to compromise	114,000	—

Total current liabilities	137,073	48,684

Long-term debt and capital leases	77	100,128
Other non-current liabilities	2,462	6,051
Long-term liabilities subject to compromise	3,601	—

Total liabilities	143,213	154,863

Shareholders’ Equity:
Preferred stock	—	—
Common stock	111	111
Additional paid in capital	88,589	88,589
Retained deficit	(91,406)	(87,126)
Accumulated other comprehensive loss	(5,215)	(6,113)

Total shareholders’ equity	(7,921)	(4,539)

Total liabilities and shareholders’ equity	$135,292	$150,324

See accompanying notes.

TROPICAL SPORTSWEAR INT’L CORPORATION

(DEBTOR-IN-POSSESSION AS OF DECEMBER 16, 2004)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share amounts)

	Thirteen Weeks Ended January 1, 2005	Fourteen Weeks Ended January 3, 2004
Net sales	$67,871	$77,327
Cost of goods sold	54,144	65,916

Gross profit	13,727	11,411
Selling, general and administrative expenses	15,287	17,913
Reorganization expense	467	—

Operating loss	(2,027)	(6,502)
Other (income) expense:
Interest expense, net	2,847	3,438
Other, net	(897)	227

	1,950	3,665

Loss before income taxes	(3,977)	(10,167)
Provision for income taxes	303	264

Net loss	(4,280)	(10,431)
Foreign currency translation and other	898	1,367

Comprehensive loss	$(3,382)	$(9,064)

Net loss per common share:
Basic	$(0.39)	$(0.94)

Diluted	$(0.39)	$(0.94)

See accompanying notes.

TROPICAL SPORTSWEAR INT’L CORPORATION

(DEBTOR-IN-POSSESSION AS OF DECEMBER 16, 2004)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Thirteen Weeks Ended January 1, 2005	Fourteen Weeks Ended January 3, 2004
Net loss	$(4,280)	$(10,431)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,246	1,496
Deferred income taxes and other	30	(80)
Gain on sale of cutting facility	(846)	—
Changes in operating assets and liabilities:
Accounts receivable	2,922	22,843
Inventories	1,726	6,909
Prepaid expenses and other current assets	4,822	2,462
Accounts payable and accrued expenses	(24,269)	(16,756)
Liabilities subject to compromise	17,601	—

Net cash provided by (used in) operating activities	(1,048)	6,443

INVESTING ACTIVITIES
Capital expenditures	(1,430)	(452)
Proceeds from sale of property and equipment	4,712	59

Net cash provided by (used in) investing activities	3,282	(393)

FINANCING ACTIVITIES:
Net change in debt and capital leases	(176)	(711)
Proceeds from DIP credit facility borrowings	1,687	—
Proceeds from revolving credit line borrowings	68,353	84,786
Payments of revolving credit line borrowings	(74,971)	(87,830)

Net cash used in financing activities	(5,107)	(3,755)

Effect of exchange rates on cash and cash equivalents	739	1,194

Net increase (decrease) in cash and cash equivalents	(2,134)	3,489
Cash and cash equivalents at beginning of period	4,148	4,485

Cash and cash equivalents at end of period	$2,014	$7,974

See accompanying notes.

TROPICAL SPORTSWEAR INT’L CORPORATION

(DEBTOR-IN-POSSESSION AS OF DECEMBER 16, 2004)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Thirteen weeks ended January 1, 2005

(In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Tropical Sportswear Int’l Corporation (the “Company”) that include the accounts of Tropical Sportswear Int’l Corporation and its subsidiaries have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates continuity of operations and realization of assets and liquidation of liabilities in the normal course of business.

On December 16, 2004 (the “Petition Date”), all United States operating subsidiaries of the Company (the “Debtors”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”).

As a result of the Company’s recurring losses, the Chapter 11 Case and circumstances relating to these events, including the Company’s debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. In the event a plan of reorganization is developed and is approved by the Bankruptcy Court, continuation of the Company’s business thereafter will be dependent on the Company’s ability to achieve successful future operations.

In connection with the Chapter 11 Case, the Company is required to report in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) for financial statements for the period beginning December 16, 2004 and thereafter. SOP 90-7 requires that pre-petition liabilities that are subject to compromise be segregated in the Company’s consolidated balance sheet as liabilities subject to compromise and requires the identification of all transactions and events that are directly associated with the reorganization of the Company in the consolidated statement of operations. The liabilities are recorded in the amounts reflected on the Debtor’s books and records and are not necessarily the amount that the liabilities will ultimately be allowed by the Bankruptcy Court. In addition, the amounts reported on the consolidated balance sheet could materially change as a result of a plan of reorganization, as such reported amounts currently do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result.

These financial statements do not include all information and footnotes required by generally accepted accounting principles. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s annual financial statements for the year ended October 2, 2004. In the opinion of management, the unaudited condensed consolidated financial statements contain all necessary adjustments (which include only normal, recurring adjustments) for a fair presentation of the interim periods presented.

2. PROCEEDINGS UNDER CHAPTER 11

As previously noted (see Note 1), the Debtors have operated under Chapter 11 of the Bankruptcy Code since December 16, 2004.

In the Chapter 11 Cases, substantially all liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization to be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-possession. These claims are reflected in the January 1, 2005, balance sheet as “liabilities subject to compromise.”

The liabilities subject to compromise consist of:

Senior subordinated notes	$105,500
Trade payables	8,500
Other non-current liabilities	3,601

Total liabilities subject to compromise	$117,601

Additional claims (liabilities subject to compromise) may arise subsequent to the Petition Date resulting from rejection of executory contracts, including leases, and from the determination by the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor’s assets (“secured claims”) also are stayed, although the holders of such claims have the right to move the Bankruptcy Court for relief from the stay. Secured claims are secured primarily by liens on the Debtor’s property, plant, and equipment.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court approval. As a result of the Chapter 11 Case, no payments of principal or interest payments will be made on unsecured pre-petition debt until approved by the Bankruptcy Court.

Reorganization costs are directly associated with the Company’s Chapter 11 Case. Reorganization costs related to professional fees for the period of December 16, 2004 through January 1, 2005 were approximately $467,000.

On the Petition Date, the Company entered into an Asset Purchase Agreement with Perry Ellis International (“PEI”), pursuant to Section 363 of the United States Bankruptcy Code. Under the Asset Purchase Agreement, PEI agreed to purchase substantially all of the Company’s assets as well as the outstanding capital stock of the Company’s European subsidiary, Farah Manufacturing (U.K.) Limited, and to assume certain operating liabilities. Also on the same day, the Company secured a $50 million Post Petition Loan and Security Agreement (“DIP Credit Facility”) with The CIT Group/Commercial Services, Inc. to be used to finance working capital needs.

3. STOCK OPTION PLAN ACCOUNTING POLICY AND PRO FORMA INFORMATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement 123, “Accounting for Stock Based Compensation,” (Statement No. 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized.

For purposes of Statement No. 123, as amended by FASB Statement No. 148 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is as follows (in thousands except for net income (loss) per share information):

	Thirteen Weeks ended January 1, 2005	Fourteen Weeks ended January 3, 2004
Net loss	$(4,280)	$(10,431)
Pro forma compensation expense, net of tax	(272)	(360)

Pro forma net loss	$(4,552)	$(10,791)

Basic net income (loss) per share as reported	$(0.39)	$(0.94)
Basic net income (loss) per share pro forma	$(0.41)	$(0.98)

Diluted net income (loss) per share as reported	$(0.39)	$(0.94)
Diluted net income (loss) per share pro forma	$(0.41)	$(0.98)

4. INVENTORIES

Inventories consist of the following:

	January 1, 2005	October 2, 2004
Raw materials and work in process	$14,643	$20,575
Finished goods	37,758	33,959
Reserve for excess and slow moving inventory	(3,635)	(4,042)

	$48,766	$50,492

5. DEBT AND CAPITAL LEASES

Debt and capital leases consist of the following:

	January 1, 2005	October 2, 2004
Revolving credit line	$9,135	15,752
DIP credit facility	1,687	—
Senior subordinated notes	—	100,000
Other	327	476
Debt subject to compromise	100,000	—

	111,149	116,228
Less current maturities	111,072	16,100

Long-term	$77	$100,128

On December 15, 2003, the Company paid the semi-annual interest payment of $5.5 million to the holders of its senior subordinated notes. On December 16, 2003, availability under the Facility fell below $20 million, triggering the violation of financial covenants. This caused the Company to be in technical default under the Facility. On January 12, 2004, the Company amended the Facility (the “Amended Facility”) with Fleet Capital, which among other things reduced aggregate borrowings to $70 million. The default under the Facility was waived on January 12, 2004 by the terms of the Amended Facility. Additionally, the Amended Facility contained a $10 million availability reserve base and higher rates of interest than the Facility. The Amended Facility contained monthly financial covenants of minimum EBITDA levels, which began February 2004 and a consolidated fixed charge coverage ratio and consolidated EBIT to consolidated interest expense ratio, which were to begin March 2005. The fiscal minimum EBITDA levels were cumulative month amounts which began in the second quarter of fiscal 2004. The Company was in compliance with the EBITDA covenants during the term of the Amended Facility.

The cross default provision on the Company’s Real Estate Loan was triggered by the default on the Facility. This default was waived on January 12, 2004 concurrent with the Amended Facility. On January 12, 2004, the Real Estate Loan was amended (the “Amended Real Estate Loan”) to increase the loan by $2.0 million, to increase the interest rate, and to increase the quarterly interest payments from $200,000 to $250,000.

On June 17, 2004, the Company entered into a new Loan and Security Agreement (the “New Facility”) with The CIT Group (“CIT”) as Agent, and Fleet Capital continuing to participate as a syndicated lender. The New Facility provides for borrowings of up to $60 million, and matures October 31, 2006. The New Facility provides for increased borrowing availability and reduced rates of interest. The amount that can be borrowed at any given time is based upon a formula that takes into account, among other things, eligible accounts receivable and inventory, which can result in borrowing availability of less than the full amount of the New Facility. The New Facility also contains a $6 million availability reserve base. The Company is only subject to financial covenants when availability is below 20% of the New Facility. If availability falls below 20%, the Company has ten business days to bring availability back up above the 20% threshold. If availability does not increase above the 20% threshold within ten business days, the financial covenants include a quarterly minimum EBITDA level beginning with the third quarter of fiscal 2004, and a quarterly fixed charge coverage ratio beginning with the second quarter of fiscal 2005. The New Facility also includes prohibitions on the Company’s ability to incur certain additional indebtedness or to pay dividends, and restrictions on its ability to make capital expenditures.

The outstanding balance on the Amended Real Estate Loan of $5.7 million was assumed by CIT and is a fixed asset portion of the New Facility. The fixed asset portion of the New Facility was reduced by $400,000 on September 1, 2004, and will be reduced by $400,000 on the first day of each third month thereafter.

On December 16, 2004, all United States operating subsidiaries of the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. On the same day, the Company secured a $50 million Post Petition Loan and Security Agreement (“DIP Credit Facility”) with The CIT Group/Commercial Services, Inc. to be used to finance working capital needs. The DIP Credit Facility balance at January 1, 2005 was $1.7 million.

As a result of the Company filing for bankruptcy and not making the December Notes interest payment, the Notes are in default. Accordingly, they are classified as a current liability subject to compromise on the accompanying balance sheet.

6. LOSS PER SHARE

Basic and diluted net loss per share are computed as follows:

	Thirteen Weeks ended January 1, 2005	Fourteen Weeks ended January 3, 2004
Numerator for basic and diluted net loss per share:
Net loss	$(4,280)	$(10,431)
Denominator for basic net loss per share:
Weighted average shares of common stock outstanding	11,062	11,055

Effect of dilutive stock options using the treasury stock method	—	—

Denominator for diluted net loss per share	11,062	11,055

Net loss per common share:
Basic	$(0.39)	$(0.94)
Diluted	$(0.39)	$(0.94)

For both periods presented, all stock options have been excluded from the computation of diluted earnings per share because the effect of their inclusion would have been anti-dilutive.

7. RESTRUCTURING AND SALE OF ASSETS

On April 18, 2002, the Company announced a plan to consolidate the administrative, cutting and related functions of the Savane division in El Paso, Texas into the Tampa, Florida facility. The Company completed the physical consolidation in the second fiscal quarter ending March 2003. As part of the consolidation, the Company vacated its El Paso, Texas administration building and terminated the associated lease obligation, and vacated its El Paso, Texas cutting facility.

As a result of these initiatives (internally referred to as “Project Synergy”), the Company recorded a pre-tax charge totaling approximately $16.1 million in fiscal 2002 for severance ($3.1 million), relocation (recognized as incurred) ($2.5 million), lease terminations ($2.8 million), asset write-downs ($5.7 million) and other related costs ($2.0 million) included in other charges in the accompanying statements of operations. As of January 1, 2005, the Company had no remaining accruals related to lease termination costs. The activity in the exit accruals related to Project Synergy during the thirteen weeks ended January 1, 2005 and the fourteen weeks ended January 3, 2004 were as follows:

	Thirteen Weeks ended January 1, 2005	Fourteen Weeks ended January 3, 2004
Beginning balance	$—	$2,739
Cash payments	—	(1,908)

Ending balance	$—	$831

On October 7, 2004, the Company announced plans to consolidate its Santa Teresa, New Mexico distribution function with its existing distribution operation in Tampa, Florida. The consolidation placed the Company’s distribution in closer proximity to its contractors and its customer base in an effort to improve service and enhance efficiencies. To help ensure a smooth transition out of the Santa Teresa distribution center, and to accommodate for additional capacity requirements in Tampa, the Company has upgraded its distribution center technology and equipment. The consolidation process was completed at the end of December 2004. In connection with the consolidation process, the Company reduced distribution center personnel by approximately 100 associates.

In November 2004, the Company sold its cutting facility building in Tampa, Florida for net cash proceeds of approximately $4.7 million, which were used to pay down borrowings under the New Facility.

8. DEFINED BENEFIT PLAN

Under the Company’s defined benefit plan, which covers certain Savane distribution center associates, the basic monthly pension payable to a participant upon normal retirement equals the product of the participant’s monthly benefit rate times the number of years of credited service. Assets of the defined benefit plan are invested primarily in U.S. government obligations, corporate bonds, and equity securities.

The Company’s policy is to fund accrued pension cost when such costs are deductible for tax purposes. Net periodic pension cost, included the following components:

	Thirteen weeks ended January 1, 2005	Fourteen weeks ended January 3, 2004
Service cost	$7	$8
Interest cost	139	153
Expected return on plan assets	(124)	(123)
Amortization of unrecognized transition obligation (asset)	—	—
Amortization of prior service cost	—	—
Amortization of loss (gain)	82	96

Net periodic benefit cost	$104	$134

9. SUPPLEMENTAL COMBINING CONDENSED FINANCIAL STATEMENTS

The Company’s Senior Subordinated Notes, due 2008 (the “Notes”) are jointly and severally guaranteed fully and unconditionally by the Company’s domestic subsidiaries which are 100% owned by Tropical Sportswear Int’l Corporation (the “Parent”). The Company’s wholly-owned foreign subsidiaries are not guarantors with respect to the Notes and do not have any credit arrangements senior to the Notes except for their local overdraft facilities and capital lease obligations.

The following is the unaudited supplemental combining condensed statement of operations for the thirteen weeks ended January 1, 2005 and the fourteen weeks ended January 3, 2004, the supplemental combining condensed balance sheet as of January 1, 2005 and October 2, 2004, and the supplemental combining condensed statement of cash flows for the thirteen weeks ended January 1, 2005, and the fourteen weeks ended January 3, 2004. The only intercompany eliminations are the normal intercompany sales, borrowings and investments in wholly-owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries are not presented because management believes that they are not material to investors.

	Thirteen Weeks Ended January 1, 2005
Statement of Operations	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$58,403	$—	$9,468	$—	$67,871
Gross profit	9,988	—	3,739	—	13,727
Operating income (loss)	(1,655)	(1,305)	933	—	(2,027)
Interest, income taxes and other, net	3,392	(1,307)	168	—	2,253
Net income (loss)	(5,047)	2	765	—	(4,280)

	Fourteen Weeks Ended January 3, 2004
Statement of Operations	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$31,204	$32,952	$13,341	$(170)	$77,327
Gross profit	5,564	1,476	4,466	(95)	11,411
Operating income (loss)	(3,714)	(3,170)	382	—	(6,502)
Interest, income taxes and other, net	1,086	2,718	125	—	3,929
Net income (loss)	(4,800)	(5,888)	257	—	(10,431)

	As of January 1, 2005
Balance Sheet	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$336	$220	$1,458	$—	$2,014
Accounts receivable, net	34,071	(54)	4,668	—	38,685
Inventories	41,934	—	6,832	—	48,766
Other current assets	4,243	423	2,685	—	7,351

Total current assets	80,584	589	15,643	—	96,816
Property and equipment, net	22,302	178	1,055	—	23,535
Other assets	23,145	37,367	(3,970)	(41,601)	14,941

Total assets	$126,031	$38,134	$12,728	$(41,601)	$135,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,345	$(1,084)	$5,740	$—	$12,001
Current liabilities subject to compromise	114,000	—	—	—	114,000
Current portion of revolving credit line, long-term debt and capital leases	11,072	—	—	—	11,072

Total current liabilities	132,417	(1,084)	5,740	—	137,073
Long-term debt and noncurrent portion of capital leases	77	—	—	—	77
Other noncurrent liabilities	1,458	941	63	—	2,462
Long term liabilities subject to compromise	—	3,601	—	—	3,601
Stockholders’ equity	(7,921)	34,676	6,925	(41,601)	(7,921)

Total liabilities and stockholders’ equity	$126,031	$38,134	$12,728	$(41,601)	$135,292

	As of October 2, 2004
Balance Sheet	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$194	$330	$3,624	$—	$4,148
Accounts receivable, net	23,727	13,437	4,443	—	41,607
Inventories	26,656	17,570	6,266	—	50,492
Other current assets	6,459	5,350	3,997	—	15,806

Total current assets	57,036	36,687	18,330	—	112,053
Property and equipment, net	21,795	183	1,040	—	23,018
Other assets	58,841	3,196	(8,840)	(37,944)	15,253

Total assets	$137,672	$40,066	$10,530	$(37,944)	$150,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$26,069	$399	$6,116	—	$32,584
Current portion of revolving credit line, long-term debt and capital leases	16,014	86	—	—	16,100

Total current liabilities	42,083	485	6,116	—	48,684
Long-term debt and noncurrent portion of capital leases	100,128	—	—	—	100,128
Other noncurrent liabilities	—	5,155	896	—	6,051
Stockholders’ equity	(4,539)	34,426	3,518	(37,944)	(4,539)

Total liabilities and stockholders’ equity	$137,672	$40,066	$10,530	$(37,944)	$150,324

	Thirteen Weeks Ended January 1, 2005
Statement of Cash Flows	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$1,854	$(28)	(2,874)	—	$(1,048)
Net cash provided by (used in) investing activities	3,309	4	(31)	—	3,282
Net cash provided by (used in) financing activities	(5,020)	(87)	—	—	(5,107)
Other	—	—	739	—	739
Net increase (decrease) in cash and cash equivalents	142	(110)	(2,166)	—	(2,134)
Cash and cash equivalents, beginning of period	194	330	3,624	—	4,148
Cash and cash equivalents, end of period	336	220	1,458	—	2,014

	Fourteen Weeks Ended January 3, 2004
Statement of Cash Flows	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$4,405	$764	2,974	$(1,700)	$6,443
Net cash provided by (used in) investing activities	(311)	15	(97)	—	(393)
Net cash provided by (used in) financing activities	(3,521)	(207)	(27)	—	(3,755)
Other	92	—	(598)	1,700	1,194
Net increase in cash and cash equivalents	665	572	2,252	—	3,489
Cash and cash equivalents, beginning of period	218	440	3,827	—	4,485
Cash and cash equivalents, end of period	883	1,012	6,079	—	7,974

10. LEGAL PROCEEDINGS

In May 2003, the Company transitioned the Victorinox® apparel division to Swiss Army Brands, Inc. (“Swiss Army”). In connection with the transition, Swiss Army disputed certain aspects of the transition agreement and did not pay the Company approximately $4.8 million, which the Company believed was due under the transition agreement. On June 3, 2003, the Company filed a declaratory judgment action against Swiss Army, seeking judicial interpretation of the agreement. The Company and Swiss Army agreed to mediation in an attempt to resolve the issue, which resulted in an impasse. On October 15, 2004 the Company and Swiss Army signed a Settlement Agreement under which Swiss Army paid the Company $3.5 million on November 15, 2004. Cash proceeds from this settlement were used to repay borrowings under the Company’s revolving credit line. In connection with this settlement, the Company recorded a charge of approximately $778,000 to reduce its receivable from Swiss Army. This charge is included in the consolidated statement of operations for fiscal 2004.

Two lawsuits seeking class action status were filed on September 16, 2003 and October 2, 2003, in the U.S. District Court for the Middle District of Florida, Tampa Division (the “District Court”), on behalf of all persons who purchased or otherwise acquired the securities of the Company during the period from April 17, 2002 through January 20, 2003 (the “Class Period”). The lawsuits name the Company and certain current and former officers and directors of the Company as defendants. The lawsuits make a number of allegations against the defendants, including allegations that during the Class Period, the defendants materially misled the investing public by publicly issuing false and misleading statements and omitting to disclose material facts concerning the Company’s operations and performance and the retail market for its goods. On December 15, 2003, the two cases were consolidated whereby one of the cases was administratively closed. On March 1, 2004, a consolidated amended complaint was filed adding additional current company directors as defendants. The consolidated amended complaint also added claims under Section 11 and Section 15 of the Securities Act of 1933, on behalf of all persons who purchased or otherwise acquired the Company’s stock in connection with the Company’s June 2002 secondary offering, as well as all persons who purchased or otherwise acquired the Company’s common stock during the period from June 27, 2001 through January 14, 2004. The claims allege that the prospectus issued in connection with secondary offering contained false and misleading statements, and that the director defendants are responsible therefore, both for having signed the prospectus and as “controlling persons” of the Company. On August 31, 2004, the plaintiffs dismissed all claims against the current Company directors with prejudice. On December 16, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, which stayed the lawsuit against the Company. On January 6, 2005, the plaintiffs dismissed all claims against one of the Company’s officers without prejudice. The motions to dismiss filed by the remaining defendants were denied by the District Court on April 4, 2005. The Company is reviewing these lawsuits with its attorneys and intends to vigorously defend them. Because these cases are in the early stages of litigation, the Company is unable to form a reasonable estimate of potential loss, if any, and have not established any reserves related to these cases.

On October 30, 2003, a purported shareholder sent to the Company a shareholder derivative demand pursuant to Florida Statute Section 607.07401 demanding, among other things, that the Company institute litigation against current and former officers and directors Michael Kagan, Eloy Vallina-Laguera and William Compton. The demand contends that the Company should attempt to recover from these officers and directors their proceeds of certain stock sales in July 2002. The Company is taking appropriate action in response to the demand.

Other than the items noted above, the Company is subject to various claims and lawsuits arising in the normal course of business. See following Note 11 – Bankruptcy & Subsequent Events.

11. BANKRUPTCY & SUBSEQUENT EVENTS

On December 16, 2004, the United States operating subsidiaries of the Company (the “Debtors”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. On the same day, the Company entered into an Asset Purchase Agreement with Perry Ellis International (“PEI”), pursuant to Section 363 of the United States Bankruptcy Code. Under the Asset Purchase Agreement, PEI agreed to purchase substantially all of the Company’s assets as well as the outstanding capital stock of the Company’s European subsidiary, Farah Manufacturing (U.K.) Limited, and to assume certain operating liabilities. Also on the same day, the Company secured a $50 million Post Petition Loan and Security Agreement (“DIP Credit Facility”) with The CIT Group/Commercial Services, Inc. to be used to finance working capital needs.

As a result of the Chapter 11 filing, the Company did not pay its $5.5 million December 15, 2004 interest payment on the Notes.

On February 10, 2005, pursuant to Section 363 of the Bankruptcy Code, the Bankruptcy Court approved the sale of substantially all of the Company’s assets to PEI in accordance with the terms of the Asset Purchase Agreement and the legal name of Tropical Sportswear Int’l Corporation was changed to TSLC 1, Inc.

Effective February 26, 2005, the Company and PEI closed the transactions contemplated by the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, PEI purchased substantially all of the Company’s accounts receivable, inventories, trademarks, property and equipment, and certain other assets, including the outstanding capital stock of the Company’s European subsidiary, Farah Manufacturing (U.K.) Limited, and assumed certain of the Company’s operating liabilities associated with the purchased assets, for $88.5 million in cash. The purchase price is subject to adjustment based on a post-closing accounting of the closing date accounts receivable and inventories.

In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, effective February 28, 2005, the DIP Credit Facility was terminated and the Company repaid approximately $15.9 million which represented the total indebtedness owing by the Company under the DIP Credit Facility and the pre-petition Loan, from the proceeds of the purchase price paid by PEI.

On March 17, 2005, the Company filed a Joint Disclosure Statement in Support of Debtors’ Joint Chapter 11 Plan of Liquidation (the “Disclosure Statement”) and a Joint Chapter 11 Plan of Liquidation (the “Plan”). Under the Plan, the remaining assets of the Debtors will be liquidated and the remaining proceeds from the sale will be distributed to its creditors. It is anticipated that no proceeds will be available for distribution to any holders of the Company’s equity securities.

By Order dated April 8, 2005, the Bankruptcy Court approved the Disclosure Statement, as amended on April 7, 2005, and set the hearing on confirmation of the Plan, as amended, for May 18, 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On February 26, 2005, Perry Ellis International, Inc. (“PEI”) consummated the acquisition of certain domestic operating assets of Tropical Sportswear Int’l Corporation (“Tropical”), as well as the outstanding capital stock of Tropical’s U.K. subsidiary, pursuant to Section 363 of the U.S. Bankruptcy Code. The $88.5 million purchase price is subject to adjustment based on a post-closing date valuation of Tropical’s domestic accounts receivable and inventory. Such valuation is pending at this time and Management expects this will result in a downward adjustment to the overall purchase price.

The following Pro Forma Unaudited Condensed Consolidated Balance Sheet at January 31, 2005 for PEI and January 1, 2005 for Tropical, and the Pro Forma Unaudited Condensed Consolidated Statements of Operations for the year ended January 31, 2005 for PEI and the twelve months ended January 1, 2005 for Tropical, give effect to the purchase based on the assumptions set forth below. The Pro Forma Unaudited Condensed Consolidated Financial Statements give effect to the purchase using purchase accounting in accordance with accounting principles generally accepted in the United States. The Pro Forma Unaudited Condensed Consolidated Statements of Operations assumes the purchase was consummated as of February 1, 2004 in the case of PEI and as of January 4, 2004 in the case of Tropical. The Pro Forma Unaudited Condensed Consolidated Balance Sheet assumes the purchase was consummated on January 31, 2005 for PEI and January 1, 2005 for Tropical.

Purchase adjustments reflect the application of the purchase method of accounting by PEI, including adjustments to reflect the difference between historical carrying values and estimated fair values for tangible assets and liabilities acquired and the estimated value of identifiable and other intangible assets. Estimated fair values are preliminary and subject to potential future modification.

The pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of PEI and Tropical filed herewith and incorporated by reference in this document and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See PEI’s Form 10-K for the year ended January 31, 2005 filed with the Securities and Exchange Commission on April 18, 2005, and “Pro Forma Unaudited Condensed Consolidated Financial Information”. Although Management believes that the pro forma financial information is useful in illustrating the financial characteristics of the combined company under one set of assumptions, it does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors, that may result as a consequence of the purchase and, accordingly, does not attempt to predict or suggest and is not indicative of any future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies actually been combined as of the beginning of the period presented.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

January 31, 2005

(amounts in thousands)

	PEI January 31, 2005	Tropical January 1, 2005	Pro Forma Adjustments		Pro Forma Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$5,398	$2,014	$(560	)1	$6,852
Accounts receivable, net	134,918	38,685	54	1	172,496
			339	3
			(1,500	)2
Inventories, net	115,321	48,766	(14,500	)2	149,587

Deferred income taxes	12,564	—	—		12,564
Prepaid income taxes	2,354	—	—		2,354
Other current assets	7,748	7,351	(6,958	)1	5,179
			(2,962	)2

Total current assets	278,303	96,816	(26,087)		349,032

Property and equipment, net	48,978	23,535	192	3	62,496
			(10,209	)2
Intangible assets, net	160,885	10,976	4,823	2	176,684
Deferred income taxes	10,216	—	—		10,216
Other assets	16,578	3,965	(3,965	)1	16,578

TOTAL	$514,960	$135,292	$(35,246)		$615,006

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47,492	$2,636	$(1,083	)1	$49,045
Accrued expenses	13,913	9,365	(6,962	)1	21,316
			5,000	2
Accrued interest payable	4,800	—	—		4,800
Current portion - real estate mortgage	140	—	—		140
Revolving line of credit and DIP credit facility	—	10,822	(10,822	)1	—
Unearned revenues	1,036				1,036
Current liabilities subject to compromise	—	114,000	(114,000	)1
Other current liabilities	3,119	250	5,000	2	8,369

Total current liabilities	70,500	137,073	(122,867)		84,706

Senior subordinated notes payable, net	151,518	—	—		151,518
Long term liabilities subject to compromise	—	3,601	(3,601	)1	—
Senior secured notes payable, net	58,828	—	—		58,828
Senior credit facility	10,771	—	85,700	2	96,471
Real estate mortgage	11,393	—	—		11,393
Deferred income taxes	—	855	(792	)1	63
Deferred pension obligation	15,617	—	—		15,617
Other non-current liabilities	—	1,607	(1,607	)1	—
Lease payable long term	381	77	—		458

Total long-term liabilities	248,508	6,140	79,700		334,348

Total liabilities	319,008	143,213	(43,167)		419,054

Minority Interest	1,384	—	—		1,384

Stockholders’ Equity:
Preferred stock	—	—	—		—
Common stock	95	111	(87	)1	95
			(24	)4
Additional paid-in-capital	87,544	88,589	(87,272	)1	87,544
			(1,317	)4
Retained earnings(deficit)	106,297	(91,406)	97,210	1	106,297
			(5,804	)4
Accumulated other comprehensive income	632	(5,215)	7,400	1	632
			(2,185	)4

Total stockholders’ equity	194,568	(7,921)	7,921		194,568

TOTAL	$514,960	$135,292	$(35,246)		$615,006

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended January 31, 2005

(amounts in thousands, except per share data)

	PEI Year Ended January 31, 2005	Tropical Year Ended January 1, 2005	Pro Forma Adjustments		Pro Forma Adjusted
Revenues
Net sales	$633,774	$301,261	$(7,127	)5	$928,247
			339	6
Royalty income	22,807	—	—		22,807

Total revenues	656,581	301,261	(6,788)		951,054
Cost of sales	448,531	237,054	(4,588	)5	680,997

Gross profit	208,050	64,207	(2,200)		270,057
Operating expenses
Selling, general and administrative expenses	153,282	63,512	(8,062	)5	208,541
			(191	)6
Reorganization expense	—	467	(467	)5	—
Depreciation and amortization	6,557	6,642	—		13,199

Total operating expenses	159,839	70,621	(8,720)		221,740

Operating income	48,211	(6,414)	6,520		48,317
Interest expense	14,575	15,104	(15,403	)5	19,144
			4,868	7

Income before minority interest and income tax provision	33,636	(21,518)	17,055		29,173
Minority interest	467	—	—		467
Income tax provision	12,207	840	(69	)5	12,978

Net income	$20,962	$(22,358)	$17,124		$15,728

Net income per share
Basic	$2.30				$1.72

Diluted	$2.15				$1.62

Weighted average number of shares outstanding
Basic	9,123				9,123
Diluted	9,732				9,732

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

NOTES TO PRO FORMA UNAUDITED

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Overview

Purchase

For purposes of this pro forma presentation an aggregate purchase price of approximately $93.7 million has been used, which represents the sum of (i) $88.5 million paid in cash, (ii) $162,000 in acquisition costs previously paid, and (iii) estimated acquisition costs of $5.0 million. The $88.5 million in cash paid at closing remains subject to adjustment based on a final valuation of the closing date accounts receivable and inventory purchased by PEI. Once final, such adjustments are expected to reduce, as applicable, total acquisition costs. The excess of the fair value of the net assets acquired over the purchase price will reduce the fair value of the long-term assets acquired of (i) property and equipment and (ii) intangible assets.

Following is a summary of the purchase price allocation (in thousands):

Cash and cash equivalents	$1,454
Accounts receivable	37,578
Inventories	34,266
Prepaid expenses and other current assets	393
Property and equipment	13,518
Intangible assets	15,799
Accounts payable and accrued expenses	(8,956)
Other liabilities	(327)
Deferred income taxes	(63)

Purchase price	$93,662

Following is a summary of the pro forma adjustments:

Adjustments to the Pro Forma Condensed Consolidated Balance Sheet:

(1)	To adjust for assets not purchased, and liabilities and equity not assumed.

(2)	To adjust the assets purchased and liabilities assumed to fair value based on the purchase price allocation of $93.7 million ($85.7 million increase in Senior Credit Facility, $3.0 million previously paid included in other current assets as of January 31, 2005, and the accrual of $5.0 million in estimated acquisition costs), including the allocation of the total net excess fair value of assets purchased and liabilities assumed over the purchase price of $26.4 million.

The following is a summary of the estimated adjustments based on the purchase price allocation (in thousands):

To reflect the write down of accounts receivable to fair value	$(1,500)
To reflect the write down of inventories to fair value	(14,500)
To reflect the write down and allocation of the excess fair value over the purchase price to property and equipment	(10,209)
To reflect the write up and allocation of the excess fair value over the purchase price to intangible assets	4,823
To reflect fair value of purchase commitments assumed	(5,000)

$(26,386)

(3)	To reverse the impairment charges on accounts receivable and property and equipment taken by Tropical, that have been reflected through the purchase price allocation in (2) above.

(4)	To eliminate the equity of Tropical’s U. K. subsidiary, for which the total outstanding capital stock was purchased. Total equity at January 1, 2005 totaled $9.3 million.

Adjustments to the Pro Forma Condensed Consolidated Statement of Operations:

(5)	To eliminate the operations of Tropical that were not acquired by PEI in the acquisition.

(6)	To reverse the impairment charges included in the operations of Tropical that would have been adjusted in the initial purchase price allocation.

(7)	To record additional interest expense on the $88.5 million that was borrowed by PEI on its Senior Credit Facility to consummate the acquisition based on an estimated rate of 5.5% for the period of one year. Total estimated interest expense amounted to approximately $4.9 million.

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm